    Exhibit 99.1
Uber Announces Results for Second Quarter 2024

Gross Bookings grew 19% year-over-year and 21% year-over-year on a constant currency basis
Income from operations of $796 million; Adjusted EBITDA of $1.6 billion, up 71% year-over-year
Operating cash flow of $1.8 billion; Free cash flow of $1.7 billion

SAN FRANCISCO – August 6, 2024 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended June 30, 2024.
“Uber’s growth engine continues to hum, delivering our sixth consecutive quarter of trip growth above 20 percent, alongside record profitability,” said Dara Khosrowshahi, CEO. “The Uber consumer has never been stronger--more people are using the platform, and more frequently, than ever before--while drivers and couriers earned a new all-time high of $17.9 billion over the quarter.”

“Strong topline trends and operating leverage across the P&L demonstrate the durability of our growth and significant cash flow generation underlying our platform,” said Prashanth Mahendra-Rajah, CFO. “We started share repurchases against our inaugural authorization during the quarter as we continue to drive long-term shareholder return.”

Financial Highlights for Second Quarter 2024
•Gross Bookings grew 19% year-over-year (“YoY”) to $40.0 billion, or 21% on a constant currency basis, with Mobility Gross Bookings of $20.6 billion (+23% YoY or +27% YoY constant currency) and Delivery Gross Bookings of $18.1 billion (+16% YoY or +17% YoY constant currency). Trips during the quarter grew 21% YoY to 2.8 billion, or approximately 30 million trips per day on average.
•Revenue grew 16% YoY to $10.7 billion, or 17% on a constant currency basis. Combined Mobility and Delivery revenue grew 19% YoY to $9.4 billion, or 20% on a constant currency basis. Business model changes negatively impacted total revenue YoY growth by 7 percentage points.
•Income from operations was $796 million, up $470 million YoY and $624 million quarter-over-quarter (“QoQ”).
•Net income attributable to Uber Technologies, Inc. was $1.0 billion, which includes a $333 million benefit (pre-tax) due to net unrealized gains related to the revaluation of Uber’s equity investments.
•Adjusted EBITDA of $1.6 billion, up 71% YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 3.9%, up from 2.7% in Q2 2023.
•Net cash provided by operating activities was $1.8 billion and free cash flow, defined as net cash flows from operating activities less capital expenditures, was $1.7 billion.
•Share repurchases were $325 million of our common stock under the February 2024 authorization.
•Unrestricted cash, cash equivalents, and short-term investments were $6.3 billion at the end of the second quarter.
Outlook for Q3 2024
For Q3 2024, we anticipate:
•Gross Bookings of $40.25 billion to $41.75 billion, which represents 18% to 23% YoY growth on a constant currency basis.
◦Our outlook assumes a roughly 4 percentage point currency headwind to total reported YoY growth, including a roughly 7 percentage point currency headwind to Mobility’s reported YoY growth.
◦For perspective, recent strengthening of the US dollar versus other currencies represents an over $400 million expected headwind to Q3 Gross Bookings and is included in our outlook.
•Adjusted EBITDA of $1.58 billion to $1.68 billion, which represents 45% to 54% YoY growth.

Financial and Operational Highlights for Second Quarter 2024

	Three Months Ended June 30,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	137	156	14%
Trips	2,282	2,765	21%
Gross Bookings	$33,601	$39,952	19%	21%
Revenue	$9,230	$10,700	16%	17%
Income from operations	$326	$796	144%
Net income attributable to Uber Technologies, Inc. (2)	$394	$1,015	158%
Adjusted EBITDA (1)	$916	$1,570	71%
Net cash provided by operating activities	$1,190	$1,820	53%
Free cash flow (1)	$1,140	$1,721	51%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Q2 2023 net income includes a $386 million net benefit (pre-tax) from revaluations of Uber’s equity investments. Q2 2024 net income includes a $333 million net benefit (pre-tax) from revaluations of Uber’s equity investments.

Results by Offering and Segment
Gross Bookings

	Three Months Ended June 30,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$16,728	$20,554	23%	27%
Delivery	15,595	18,126	16%	17%
Freight	1,278	1,272	—%	(1)%
Total	$33,601	$39,952	19%	21%

Revenue

	Three Months Ended June 30,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency)

Revenue:
Mobility (1)	$4,894	$6,134	25%	27%
Delivery (2)	3,057	3,293	8%	9%
Freight	1,279	1,273	—%	(1)%
Total (3)	$9,230	$10,700	16%	17%
(1) Mobility Revenue in Q2 2024 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by $386 million. These changes negatively impacted Mobility revenue YoY growth by 8 percentage points.
(2) Delivery Revenue in Q2 2023 and Q2 2024 were negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by $114 million and $413 million, respectively. These changes negatively impacted Delivery revenue YoY growth by 9 percentage points for Q2 2024.
(3) Total revenue in Q2 2023 and Q2 2024 were negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by $114 million and $799 million, respectively. These changes negatively impacted total revenue YoY growth by 7 percentage points for Q2 2024.

Revenue Margin

	Three Months Ended June 30,
	2023	2024

Mobility (1)	29.3%	29.8%
Delivery (2)	19.6%	18.2%
(1) Mobility Revenue Margin in Q2 2024 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by 190 bps.
(2) Delivery Revenue Margin in Q2 2023 and Q2 2024 was negatively impacted by business model changes that classified certain sales and marketing costs as contra revenue by 70 bps and 230 bps, respectively.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended June 30,
(In millions, except percentages)	2023	2024	% Change

Segment Adjusted EBITDA:
Mobility	$1,170	$1,567	34%
Delivery	329	588	79%
Freight	(14)	(12)	14%
Corporate G&A and Platform R&D (1)	(569)	(573)	(1)%
Adjusted EBITDA (2)	$916	$1,570	71%
(1) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(2) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

Financial Highlights for the Second Quarter 2024 (continued)
Mobility
•Revenue of $6.1 billion: Mobility Revenue grew 25% YoY and 9% QoQ. The YoY increase was primarily attributable to an increase in Mobility Gross Bookings due to an increase in Trip volumes. Mobility Revenue Margin of 29.8% increased 50 bps YoY and decreased 40 bps QoQ. Business model changes negatively impacted Mobility Revenue Margin by 190 bps in Q2 2024.
•Adjusted EBITDA of $1.6 billion: Mobility Adjusted EBITDA increased 34% YoY, and Mobility Adjusted EBITDA margin was 7.6% of Gross Bookings compared to 7.0% in Q2 2023 and 7.9% in Q1 2024. Mobility Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume.
Delivery
•Revenue of $3.3 billion: Delivery Revenue grew 8% YoY and 2% QoQ. The YoY increase was primarily attributable to an increase in Delivery Gross Bookings due to an increase in Trip volumes. Delivery Revenue Margin of 18.2% decreased 140 bps YoY and was flat QoQ. Business model changes negatively impacted Delivery Revenue Margin by 230 bps in Q2 2024.
•Adjusted EBITDA of $588 million: Delivery Adjusted EBITDA increased 79% YoY, and Delivery Adjusted EBITDA margin was 3.2% of Gross Bookings, compared to 2.1% in Q2 2023 and 3.0% in Q1 2024. Delivery Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volumes and increased Advertising revenue.
Freight
•Revenue of $1.3 billion: Freight Revenue was flat YoY and declined 1% QoQ. Revenue was flat YoY driven by an increase in loads, offset by a decrease in revenue per load as a result of the challenging freight market cycle.

•Adjusted EBITDA loss of $12 million: Freight Adjusted EBITDA increased $2 million YoY. Freight Adjusted EBITDA margin as a percentage of Gross Bookings increased 20 bps YoY to (0.9%).
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $573 million, compared to $569 million in Q2 2023, and $604 million in Q1 2024. Corporate G&A and Platform R&D as a percentage of Gross Bookings decreased 30 bps YoY and 20 bps QoQ primarily due to certain one-time benefits and improved fixed cost leverage.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue was $6.5 billion. Non-GAAP cost of revenue was $6.4 billion, representing 16.0% of Gross Bookings, compared to 16.4% in both Q2 2023 and Q1 2024. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings decreased due to improved cost leverage with Gross Bookings growth outpacing cost of revenue growth.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $682 million. Non-GAAP operations and support was $621 million, representing 1.6% of Gross Bookings, compared to 1.8% and 1.6% in Q2 2023 and Q1 2024, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦Sales and marketing: GAAP sales and marketing was $1.1 billion. Non-GAAP sales and marketing was $1.1 billion, representing 2.7% of Gross Bookings, compared to 3.5% and 2.4% in Q2 2023 and Q1 2024, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to business model changes in some countries that classified certain sales and marketing costs as contra revenue.
◦Research and development: GAAP research and development was $760 million. Non-GAAP research and development was $483 million, representing 1.2% of Gross Bookings, compared to 1.5% and 1.3% in Q2 2023 and Q1 2024, respectively. On a YoY basis, non-GAAP research and development as a percentage of Gross Bookings decreased due to a decrease in employee headcount costs.
◦General and administrative: GAAP general and administrative was $686 million. Non-GAAP general and administrative was $523 million, representing 1.3% of Gross Bookings, compared to 1.5% in both Q2 2023 and Q1 2024. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
Operating Highlights for the Second Quarter 2024
Platform
•Monthly Active Platform Consumers (“MAPCs”) reached 156 million: MAPCs grew 14% YoY to 156 million, driven by continued improvement in consumer activity for both our Mobility and Delivery offerings.
•Trips of 2.8 billion: Trips on our platform grew 21% YoY, driven by both Mobility and Delivery growth. Monthly trips per MAPC reached an all-time high and grew 6% YoY to 5.9.
•Supporting earners: Drivers and couriers earned an aggregate $17.9 billion (including tips) during the quarter, with earnings up 19% YoY, or 23% on a constant currency basis.
•Membership: Launched Uber One, our single cross-platform membership program, in Guatemala, El Salvador and Panama. Uber One is now available across 28 countries. In addition, launched Uber One for Students for $4.99 a month or $48 annually, offering membership benefits and exclusive promos to college students across the US with more countries to come this year.
•Advertising: Our revenue run-rate from Advertising exceeded $1 billion. Expanded Journey Ads to programmatic buyers, enabling advertisers across our top markets to more easily buy Journey Ads through their preferred demand-side platforms, increasing our addressable market.
•Maps innovation: Launched and scaled new Uber Maps features to improve and enhance the earner and consumer experience, including launching the ability for earners to provide real-time inputs on road closures, turn restrictions and more; launching street-level imagery for riders to help them navigate to their designated pickup location; and scaling wayfinding at airports to enable step-by-step directions to pickup at our top global airports.
Mobility

•Earner and rider safety: Launched safety preferences – a new way for riders to set and forget Uber’s suite of safety features – globally. Expanded the Record My Ride feature and Voice Audio Seatbelt reminders, reminding riders to wear their seatbelt while simultaneously sending them an in-app push notification, broadly across the US and LatAm. In addition, introduced a new in-app verified rider badge in over a dozen US cities.
•Uber for Business (“U4B”) delegate profiles: Launched U4B delegate profiles, a new tool that gives executive assistants or other non-traveler bookers the capability to request and schedule rides on an executive’s behalf. The product streamlines trip management and offers a ride experience that meets executive standards with top-quality cars and premium service.
•Low cost Mobility offerings: Launched Scheduled UberX Share, allowing consumers to pre-book their ride to save about 25% vs. UberX. Launched Uber Shuttle in the US, letting consumers reserve up to five seats to or from an airport, concert or sporting event, up to seven days in advance. In addition, announced our license to operate buses via Uber Shuttle in Delhi, India, making Uber the first ride-hailing aggregator to be awarded such a license. Finally, expanded the Uber Shuttle service to more U4B clients globally, including Dell in Brazil and McCormick in Mexico.
•EMEA expansion: Launched UberX in Hungary and Luxembourg through partnerships with FoTaxi and Webtaxi, respectively. In addition, launched UberX Share and Trains in Spain; UberX Share in the Netherlands; and Transit in Austria.
•Electrification updates: In July, announced a multi-year strategic partnership with BYD to bring 100,000 new electric vehicles onto the Uber platform across key global markets, with plans to collaborate on future BYD autonomous-capable vehicles to be deployed on the Uber platform. In addition, launched the PowerUp Package in the UK, giving eligible drivers up to £5,000 toward their next vehicle, with discounts of up to £17,000 on select Kia models and £750 in bp Pulse charging credits.
Delivery
•Instacart partnership: Partnered with Instacart to power US restaurant delivery within the Instacart app, enabling Instacart customers nationwide to order from hundreds of thousands of restaurants using an Uber Eats interface.
•Expanded Costco partnership: Expanded our partnership with Costco to additional states and provinces across the US and Canada. Through the partnership, Costco members see additional savings and receive a 20% discount on an annual Uber One membership. Costco is currently available on Uber Eats in the US, Canada, Mexico and Japan.
•Grocery & Retail merchant selection: Launched partnerships with popular grocery stores and retailers including The Vitamin Shoppe, GNC and Save A Lot in the US; and 7-Eleven in Mexico. Expanded our partnership with Rite Aid to include alcohol delivery for nearly 1,000 locations across eight US states. In addition, strengthened our partnership with Lawson convenience stores in Japan by agreeing to expand quick commerce offerings and integrating their stock management system into the Uber Eats app.
•Commitment to affordability: Increased merchant-funded offers available on our platform — such as discounts; buy one, get one (“BOGO”) deals; and more — by over 70% YoY on a constant currency basis through improved offer quality and the launch of Happy Hour offers. In addition, launched multi-location ads and budget tooling to improve the enterprise merchant experience of setting up offers across multiple store locations.
•Merchant growth and discovery features: Revamped the Uber Eats Manager software to provide personalized growth recommendations to merchants, such as running a promotion on a certain dish or adding photos to menu listings. In addition, announced plans to launch a short-form video feed to boost discovery and help restaurants showcase their dishes.
Freight
•Procurement platform expansion: Building upon the success and rapid adoption of Uber Freight Exchange: Contract, expanded the platform to include Uber Freight Exchange: Spot, enabling carriers to use intelligent search, bidding, upfront pricing, and automated tendering for spot freight fulfillment.
•Aurora partnership expansion: Launched Premier Autonomy with Aurora, an industry first program to democratize access to driverless trucks for carriers of all sizes. In addition, announced that Uber Freight will be one of Aurora's first customers on its Dallas-to-Houston freight route, with driverless hauls for shippers expected at the end of 2024.
Webcast and conference call information
A live audio webcast of our second quarter ended June 30, 2024 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on August 6, 2024 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 52 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our annual report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2023	As of June 30, 2024
Assets
Cash and cash equivalents	$4,680	$4,497
Short-term investments	727	1,795
Restricted cash and cash equivalents	805	776
Accounts receivable, net	3,404	3,783
Prepaid expenses and other current assets	1,681	1,632
Total current assets	11,297	12,483
Restricted cash and cash equivalents	1,519	2,608
Restricted investments	4,779	5,061
Investments	6,101	6,203
Equity method investments	353	342
Property and equipment, net	2,073	2,034
Operating lease right-of-use assets	1,241	1,181
Intangible assets, net	1,425	1,265
Goodwill	8,151	8,083
Other assets	1,760	2,254
Total assets	$38,699	$41,514
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$790	$752
Short-term insurance reserves	2,016	2,387
Operating lease liabilities, current	190	198
Accrued and other current liabilities	6,458	6,981
Total current liabilities	9,454	10,318
Long-term insurance reserves	4,722	5,733
Long-term debt, net of current portion	9,459	9,454
Operating lease liabilities, non-current	1,550	1,492
Other long-term liabilities	832	734
Total liabilities	26,017	27,731

Redeemable non-controlling interests	654	631
Equity
Common stock	—	—
Additional paid-in capital	42,264	43,062
Accumulated other comprehensive loss	(421)	(479)
Accumulated deficit	(30,594)	(30,233)
Total Uber Technologies, Inc. stockholders' equity	11,249	12,350
Non-redeemable non-controlling interests	779	802
Total equity	12,028	13,152
Total liabilities, redeemable non-controlling interests and equity	$38,699	$41,514

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024
Revenue	$9,230	$10,700	$18,053	$20,831
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	5,515	6,488	10,774	12,656
Operations and support	664	682	1,304	1,367
Sales and marketing	1,218	1,115	2,480	2,032
Research and development	808	760	1,583	1,550
General and administrative	491	686	1,433	1,895
Depreciation and amortization	208	173	415	363
Total costs and expenses	8,904	9,904	17,989	19,863
Income from operations	326	796	64	968
Interest expense	(144)	(139)	(312)	(263)
Other income (expense), net	273	420	565	(258)
Income before income taxes and income (loss) from equity method investments	455	1,077	317	447
Provision for income taxes	65	57	120	86
Income (loss) from equity method investments	4	(12)	40	(16)
Net income including non-controlling interests	394	1,008	237	345
Less: net loss attributable to non-controlling interests, net of tax	—	(7)	—	(16)
Net income attributable to Uber Technologies, Inc.	$394	$1,015	$237	$361
Net income per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$0.19	$0.49	$0.12	$0.17
Diluted	$0.18	$0.47	$0.10	$0.15
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	2,026,813	2,092,180	2,018,233	2,085,324
Diluted	2,079,265	2,150,019	2,066,260	2,151,647

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024
Cash flows from operating activities
Net income including non-controlling interests	$394	$1,008	$237	$345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	208	181	415	375
Bad debt expense	24	9	44	35
Stock-based compensation	504	455	974	939
Deferred income taxes	6	(7)	16	(23)
Loss (income) from equity method investments, net	(4)	12	(40)	16
Unrealized (gain) loss on debt and equity securities, net	(386)	(333)	(706)	388
Loss from sale of investment	74	—	74	—
Impairments of goodwill, long-lived assets and other assets	11	—	78	—
Unrealized foreign currency transactions	2	59	85	209
Other	6	(79)	10	(138)
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(13)	(162)	155	(584)
Prepaid expenses and other assets	(114)	(108)	(233)	(430)
Operating lease right-of-use assets	42	47	94	93
Accounts payable	(19)	(70)	(26)	(24)
Accrued insurance reserves	588	692	938	1,385
Accrued expenses and other liabilities	(87)	141	(229)	731
Operating lease liabilities	(46)	(25)	(90)	(81)
Net cash provided by operating activities	1,190	1,820	1,796	3,236
Cash flows from investing activities
Purchases of property and equipment	(50)	(99)	(107)	(156)
Purchases of non-marketable equity securities	—	(58)	—	(232)
Purchases of marketable securities	(1,361)	(3,288)	(2,207)	(5,317)
Proceeds from maturities and sales of marketable securities	1,127	1,821	1,627	3,851
Proceeds from sale of equity method investment	703	8	703	17
Other investing activities	(11)	(60)	(7)	(81)
Net cash provided by (used in) investing activities	408	(1,676)	9	(1,918)
Cash flows from financing activities
Issuance of term loans and notes, net of issuance costs	—	—	1,121	—
Principal repayment on term loan and notes	(7)	(7)	(1,144)	(13)
Principal payments on finance leases	(42)	(35)	(82)	(77)
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	85	103	85	103
Repurchases of common stock	—	(325)	—	(325)
Other financing activities	6	73	(45)	21
Net cash provided by (used in) financing activities	42	(191)	(65)	(291)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	27	(56)	43	(150)

Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	1,667	(103)	1,783	877
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	6,793	7,984	6,677	7,004
End of period	$8,460	$7,881	$8,460	$7,881

Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024

	(Unaudited)
Interest income	$107	$176	$194	$335
Foreign currency exchange gains (losses), net	1	(83)	(93)	(247)
Unrealized gain (loss) on debt and equity securities, net (1)	386	333	706	(388)
Loss from sale of investment (2)	(74)	—	(74)	—
Other, net	(147)	(6)	(168)	42
Other income (expense), net	$273	$420	$565	$(258)
(1) During the three and six months ended June 30, 2023, unrealized gain on debt and equity securities, net represents changes in the fair value of our equity securities, primarily including: a $466 million and $521 million unrealized gain on our Aurora investment, respectively; a $151 million and $177 million unrealized gain on our Joby investment, respectively; a $225 million and $113 million unrealized gain on our Grab investment, respectively; partially offset by a $461 million and $104 million unrealized loss on our Didi investment, respectively.
During the three months ended June 30, 2024, unrealized gain on debt and equity securities, net represents changes in the fair value of our equity securities, primarily including: a $220 million unrealized gain on our Grab investment, and a $178 million unrealized gain on our Didi investment.

During the six months ended June 30, 2024, unrealized loss on debt and equity securities, net represents changes in the fair value of our equity securities, primarily including: a $522 million unrealized loss on our Aurora investment; partially offset by a $109 million gain on our Didi investment and a $96 million gain on our Grab investment.

(2) During the three and six months ended June 30, 2023, loss from sale of investment represents an immaterial loss recognized on the sale of our remaining 29% equity interest in MLU B.V. to Yandex, for $703 million in cash. After this transaction, we no longer have an equity interest in MLU B.V.

Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024

	(Unaudited)
Operations and support	$45	$54	$83	$121
Sales and marketing	26	24	50	45
Research and development	317	277	607	576
General and administrative	116	100	234	197
Total	$504	$455	$974	$939

Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings. We define incremental margin as the change in Adjusted EBITDA between periods divided by the change in Gross Bookings between periods.
Aggregate Driver and Courier Earnings. Aggregate Driver and Courier Earnings refers to fares (net of Uber service fee, taxes and tolls), tips, Driver incentives and Driver benefits.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively. These are generally included in aggregate Drivers and Couriers earnings.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue or cost of revenue, exclusive of depreciation and amortization. These incentives are generally included in aggregate Drivers and Couriers earnings.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides, Delivery orders (in each case without any adjustment for consumer discounts and refunds, Driver and Merchant earnings, and Driver incentives) and Freight Revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Revenue Margin. We define Revenue Margin as revenue as a percentage of Gross Bookings.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip. We believe that Trips are a useful metric to measure the scale and usage of our platform.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.

Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges.
Legal, tax, and regulatory reserve changes and settlements
Legal, tax, and regulatory reserve changes and settlements are primarily related to certain significant legal proceedings or governmental investigations related to worker classification definitions, or tax agencies challenging our non-income tax positions. These matters have limited precedent, cover extended historical periods and are unpredictable in both magnitude and timing, therefore are distinct from normal, recurring legal, tax and regulatory matters and related expenses incurred in our ongoing operating performance.
Limitations of Non-GAAP Financial Measures and Adjusted EBITDA Reconciliation
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; and unrealized gain (loss) on debt and equity securities, net; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance.

Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2024	2023	2024
Adjusted EBITDA reconciliation:
Net income attributable to Uber Technologies, Inc.	$394	$1,015	$237	$361
Add (deduct):
Net loss attributable to non-controlling interests, net of tax	—	(7)	—	(16)
(Income) loss from equity method investments	(4)	12	(40)	16
Provision for income taxes	65	57	120	86
Other (income) expense, net	(273)	(420)	(565)	258
Interest expense	144	139	312	263
Income from operations	326	796	64	968
Add (deduct):
Depreciation and amortization	208	173	415	363
Stock-based compensation expense	504	455	974	939
Legal, tax, and regulatory reserve changes and settlements	(155)	134	95	661
Goodwill and asset impairments/loss on sale of assets	16	—	83	(3)
Acquisition, financing and divestitures related expenses	10	3	18	8
Gain on lease arrangement, net	(2)	—	(3)	—
Restructuring and related charges, net	9	9	31	16
Adjusted EBITDA	$916	$1,570	$1,677	$2,952
Free Cash Flow
The following table presents reconciliations of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2024	2023	2024
Free cash flow reconciliation:
Net cash provided by operating activities	$1,190	$1,820	$1,796	$3,236
Purchases of property and equipment	(50)	(99)	(107)	(156)
Free cash flow	$1,140	$1,721	$1,689	$3,080
Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended
(In millions)	June 30, 2023	March 31, 2024	June 30, 2024
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$5,515	$6,168	$6,488
Legal, tax, and regulatory reserve changes and settlements	—	—	(76)
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$5,515	$6,168	$6,412

	Three Months Ended
(In millions)	June 30, 2023	March 31, 2024	June 30, 2024
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$664	$685	$682
Restructuring and related charges	(1)	(2)	(7)
Acquisition, financing and divestitures related expenses	(3)	—	—
Gain on lease arrangements, net	1	—	—
Stock-based compensation expense	(45)	(67)	(54)
Non-GAAP Operations and support	$616	$616	$621

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,218	$917	$1,115
Restructuring and related charges	—	(1)	—
Stock-based compensation expense	(26)	(21)	(24)
Non-GAAP Sales and marketing	$1,192	$895	$1,091

Non-GAAP Research and development reconciliation:
GAAP Research and development	$808	$790	$760
Restructuring and related charges	(3)	(3)	—
Stock-based compensation expense	(317)	(299)	(277)
Non-GAAP Research and development	$488	$488	$483

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$491	$1,209	$686
Legal, tax, and regulatory reserve changes and settlements	155	(527)	(58)
Goodwill and asset impairments/loss on sale of assets	(16)	3	—
Restructuring and related charges	(5)	(1)	(2)
Acquisition, financing and divestitures related expenses	(7)	(5)	(3)
Gain on lease arrangements, net	1	—	—
Stock-based compensation expense	(116)	(97)	(100)
Non-GAAP General and administrative	$503	$582	$523